SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  April 1, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated March 31, 1998:

        BIOTRANSPLANT AND MEDIMMUNE ANNOUNCE ISSUANCE OF U.S. PATENT
                  COVERING MEDI-507 AND BTI-322 ANTIBODIES

Charlestown, MA and Gaithersburg, MD, March 31, 1998 -- BioTransplant Incorporated (Nasdaq: BTRN) and MedImmune, Inc. (Nasdaq: MEDI) today announced that the U.S. Patent and Trademark Office has issued patent no. 5,730,979 for the companies' antibodies BTI-322 and MEDI-507, the humanized form of BTI-322. The patent, licensed exclusively to BioTransplant and sublicensed to MedImmune, covers composition of matter and the use of BTI-322 and MEDI-507 to inhibit T cell-mediated immune response. Both BTI-322 and MEDI-507 selectively target specific immune cells believed responsible for organ rejection, graft versus host disease (GvHD) and certain autoimmune diseases.

"We are gratified with the recognition that this patent provides for the novel and important work done by our collaborators at BioTransplant and at the University of Louvain," commented David M. Mott, President and Chief Operating Officer of MedImmune. "Together, we continue to make important progress both in the clinic and in the laboratory toward fully understanding the potential of these molecules to enhance patient care and advance the field of transplantation."

Elliot Lebowitz, Ph.D., President and Chief Executive Officer of BioTransplant added: "The patent advances MedImmune and BioTransplant's proprietary position as we seek to develop BTI-322 and MEDI-507 as stand-alone products. In addition, these compounds could play a substantial role in BioTransplant's ImmunoCognance systems: AlloMune for human-to-human transplants and XenoMune for porcine-to-human transplants.

BioTransplant exclusively licensed MEDI-507 and BTI-322 to MedImmune for evaluation and potential commercialization as a therapy for indications such as organ transplant rejection, GvHD and autoimmune diseases. MedImmune is responsible for all activities related to commercialization, and BioTransplant will receive royalties on sales, if any. BioTransplant has retained the right to use BTI-322 and/or MEDI-507 in its AlloMune and XenoMune systems. BTI-322 was discovered by Drs. Herve Bazin and Dominique Latinne at the Experimental Immunology Unit of the Catholic University of Louvain, Belgium.

In pilot clinical trials in over 100 patients in the U.S. and Europe, BTI-322 has demonstrated potential clinical benefit and has been generally well tolerated. A Phase I/II trial has been completed for the prevention of kidney transplant rejection in which BTI-322 was given at the time of organ transplantation. Results of the trial demonstrated a 58 percent reduction after one year in the incidence of kidney graft rejection episodes compared to conventional triple drug therapy alone, as well as a reduction in delayed graft function. Initial clinical studies with MEDI-507 for the prevention of transplant rejection are underway. Encouraging results for treatment of steroid resistant GvHD were demonstrated in a Phase I/II trial with BTI-322 and an Investigational New Drug (IND) application for MEDI-507 was submitted for this indication. MedImmune has also submitted an IND for MEDI-507 to treat the autoimmune disorder psoriasis.

BioTransplant Incorporated is developing proprietary pharmaceuticals and organ transplantation systems, which represent a comprehensive approach to inducing long-term functional transplantation tolerance in humans. BioTransplant's product candidates, which utilize BioTransplant's ImmunoCognance technology, are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, increase the supply of transplantable organs and reduce the cost of treating end-stage organ disease.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. In October 1995, MedImmune and BioTransplant established a strategic alliance for development of BTI-322 and any future generation products, such as MEDI-507, for use in organ transplantation and other indications. MedImmune is located in Gaithersburg, MD.

This press release includes forward-looking statements based on the current expectations of the management of BioTransplant and MedImmune. Factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: the companies' ability to secure future funding; the progress of the companies' research and development programs and difficulties inherent in developing pharmaceuticals and procedures for organ transplantation; uncertainties as to the extent of future government regulation of the transplantation business; and the companies' ability to maintain collaborations with third parties. For a detailed discussion of these and other factors, see the companies' annual reports on form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission.



(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            April 1, 1998